Exhibit 5.1
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190
TELEPHONE: +1.216.586.3939 FACSIMILE: +1.216.579.0212

August 8, 2017
MPLX LP
200 E. Hardin Street
Findlay, Ohio 45840
Re: Registration Statement on Form S-3 Filed by MPLX LP
Ladies and Gentlemen:
We have acted as counsel for MPLX LP, a Delaware limited partnership (the “Partnership”), in connection with the authorization of the possible issuance and sale from time to time, on a delayed or continuous basis, by the Partnership of common units representing limited partner interests in the Partnership (the “Securities”), as contemplated by the Partnership’s Registration Statement on Form S‑3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Securities, upon receipt by the Partnership of such lawful consideration therefor as the Board of Directors (or an authorized committee thereof) of the general partner of the Partnership may determine, will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17‑303, 17‑607 and 17‑804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULP Act”) or within the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time.
In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing the Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of the Securities will have been established in accordance with (A) authorizing resolutions adopted by the Board of Directors (or an authorized committee thereof) of the general partner of the Partnership and (B) the organizational documents of the Partnership, as well as applicable law; (iv) the Partnership will issue and deliver the Securities in the manner contemplated by the Registration Statement;

MPLX LP
August 8, 2017

(v) resolutions authorizing the Partnership to issue, offer and sell the Securities will have been adopted by the Board of Directors (or an authorized committee thereof) of the general partner of the Partnership and will be in full force and effect at all times at which the Securities are offered or sold by the Partnership; and (vi) the Securities will be issued in compliance with applicable federal and state securities laws.
As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Partnership and others. The opinion expressed herein is limited to the DRULP Act, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day